Amendment #8
to the
AUTOMATIC
YEARLY RENEWABLE TERM REINSURANCE AGREEMENT

EFFECTIVE December 1, 2004
Between
PRUCO LIFE INSURANCE COMPANY
(THE COMPANY)
And
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
(THE REINSURER)

THE COMPANY and THE REINSURER have by their respective officers agreed to amend the above referenced agreement as set forth below with the amendment having the effective date of October 1, 2009.

1.	Definitions. Unless otherwise defined herein, capitalized terms that are used herein shall have the meanings set forth in the Agreement.

2.	Amendment of Section 8. SECTION 8, REINSURANCE PREMIUM RATES, is hereby deleted in its entirety and replaced with the following:

a.
LIFE REINSURANCE.  Reinsurance premiums per $1,000 are shown in Schedule B.  The mode of payment will be monthly.  Each monthly premium will be calculated using (1) the issue age of the insured under the policy, (2) the duration since issuance of the policy and (3) the current underwriting classification.

b.
RATES NOT GUARANTEED.  THE REINSURER reserves the right to change the rates at any time.  If THE REINSURER changes the rates, it will give THE COMPANY a 90-day prior written notice of the change.  Any change applies only to reinsurance premiums due after the expiration of the notice period.

THE REINSURER further agrees that THE COMPANY’s right of recapture under the ‘RECAPTURE’ section of this Agreement will be triggered if THE COMPANY deems a rate change unacceptable.

3.	Amendment of Section 9. SECTION 9, PAYMENT OF REINSURANCE PREMIUMS, is hereby deleted in its entirety and replaced with the following:

a.
PREMIUM DUE.  For each policy reinsured under this Agreement, reinsurance premiums are payable on a calendar month basis.  On or around the fifth business day of each calendar month, THE COMPANY will calculate the amount of premiums payable for that month.  Within 20 days of such time, THE COMPANY will send to THE REINSURER a statement of account for that period along with payment of the full balance due.  Also, there will be a supplemental reinsurance premium.  The supplemental reinsurance premium is shown in Schedule B and is due on the Effective Date.  On any payment date, monies payable between THE REINSURER and THE COMPANY under this Agreement may be netted to determine the payment due.  This offset will apply regardless of the insolvency of either party as described in the ‘INSOLVENCY’ section, to the extent permitted by law.  If the statement of account shows a balance due THE COMPANY, THE REINSURER will remit that amount to THE COMPANY within 30 days of receipt of the statement of account.  If the reinsurance premium cannot be determined on an exact basis by the dates described below, such payments will be paid in accordance with a mutually agreed upon formula which will approximate the actual payments.

b.
FAILURE TO PAY PREMIUMS.  If reinsurance premiums are 90 days past due, for reasons other than those due to error or omission as defined below in the ‘ERRORS AND OMISSIONS’ section, the premiums will be considered in default and THE REINSURER may terminate the reinsurance by providing a 30-day prior written notice, provided payment is not received within that 30-day period.  THE REINSURER will have no further liability as of the termination date for benefits applicable to periods for which premium is not paid.  THE COMPANY will be liable for the prorated reinsurance premiums to the termination date.

THE COMPANY may reinstate reinsurance terminated for non-payment of balances due at any time within 60 days following the date of termination.  However, THE REINSURER will have no liability for claims paid by THE COMPANY between the termination date and the reinstatement date.

c.
PREMIUM ADJUSTMENT.  If THE COMPANY overpays a reinsurance premium and THE REINSURER accepts the overpayment, THE REINSURER’s acceptance will not constitute or create a reinsurance liability or increase any existing reinsurance liability.  Instead, THE REINSURER will be liable to THE COMPANY for a credit in the amount of the overpayment.  If a reinsured policy terminates, THE REINSURER will refund the excess reinsurance premium. This refund will be on a prorated basis without interest for the period from the date of the termination of the policy to the date to which the reinsurance premium has been paid.

4.	Amendment of Section 14. SECTION 14, CLAIMS, is hereby deleted in its entirety and replaced with the following:

a.
AMOUNT AND PAYMENT OF BENEFITS.  THE REINSURER will reimburse THE COMPANY for death claims paid by THE COMPANY with respect to the policies reinsured under this Agreement.  The amount of the reimbursement will be equal to the percentage of the claims paid by THE COMPANY, where such percentage is the portion of the policy reinsured as shown in Schedule A.  The death claims reimbursed under this Agreement will be determined from the death claims paid by THE COMPANY on or after the Effective Date.

b.
MISREPRESENTATION AND SUICIDE.  If a misrepresentation on the life insurance application results in the return of premiums to the policyholder, THE REINSURER will refund to THE COMPANY all of the reinsurance premiums paid for the reinsurance on that policy.  If a suicide results in the payment of a death benefit equal to the premiums paid by the policyholder, THE REINSURER will pay to THE COMPANY an amount equal to the reinsurance premiums paid on that policy under this Agreement.

c.	LIVING NEEDS BENEFITS. Living Needs Benefit claims will be administered in the same way as death claims.

d.	CLAIM INTEREST. THE REINSURER will pay its share of any interest reported by THE COMPANY on any claim payment made by THE COMPANY in accordance with its usual claim payment procedures.

e.
CLAIM EXPENSES.  THE REINSURER will pay its share of the unusual expense of adjudicating contestable claims.  THE REINSURER will not reimburse THE COMPANY for the routine expenses and compensation of officers and employees of the COMPANY.  In addition, except as stated in the previous sentence, if THE REINSURER has chosen to participate in a contest, THE REINSURER will pay its share of the unusual expense of THE COMPANY of adjudicating contestable claims, which expense was incurred by THE COMPANY, including investigation expenses and compensation expenses charged by THE COMPANY’s Special Investigation Unit.  Such Special Investigation Unit expenses will not increase more than 5% per year of the current hourly rate ($39 for 2004) of contestable claim investigation.  The term “unusual expense” shall mean all expenses associated with the contestable claim other than THE COMPANY’s normal and customary claim administration expenses that are commonly incurred with the normal and customary settlement of non-contestable claims.  Notwithstanding the above, THE REINSURER will not be liable for any unusual expenses for any period of time after THE REINSURER chooses not to participate in a contested, compromised or litigated claim.  THE REINSURER will not be liable for any portion of unusual expenses for any period of time after THE REINSURER has notified THE COMPANY of its decision not to participate in a contested, compromised or litigated claim.  THE REINSURER will not reimburse expenses incurred by THE COMPANY in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits.

e.
EXTRACONTRACTUAL DAMAGES.  THE REINSURER will participate in statutory, punitive or compensatory damages, paid by THE COMPANY in connection with the policies reinsured under this Agreement.  In addition, THE REINSURER will pay its share of statutory penalties paid by THE COMPANY in connection with the policies reinsured under this Agreement.

For purposes of this provision, the following definitions will apply:

“Punitive Damages” are those damages awarded as a penalty, the amounts of which are not governed or fixed by statute;

“Statutory Penalties” are those amounts that are awarded as a penalty, but are fixed in amount by statute;

“Compensatory Damages” are those amounts awarded to compensate for actual damages sustained, and are not awarded as a penalty, nor fixed in amount by statute.

5.	Amendment of Schedule A, Section 3. SCHEDULE A, SECTION 3, AUTOMATIC PORTION RETAINED, is hereby deleted in its entirety and replaced with the following:

[REDACTED]

6.	Amendment of Schedule B, Section 1. SCHEDULE B, SECTION 1, REINSURANCE PREMIUMS, is hereby deleted in its entirety and replaced with the following:

[REDACTED]

7.
Effect of Amendment.  This Amendment # 8 shall not constitute an amendment or waiver of any provision of the Agreement not expressly referred to herein.  The Agreement, as amended by this Amendment # 8, is and shall continue to be in full force and effect in accordance with its terms.

8.	Counterparts. This Amendment # 8 may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

Y-Excess-2004- PLAZ-PICA-8

In witness of the above, THE COMPANY and THE REINSURER have by their respective officers executed and delivered this Amendment #8 in duplicate on the dates indicated below.

PRUCO LIFE INSURANCE COMPANY	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
By:________________________________	By:________________________________
Title:_______________________________	Title:_______________________________
Date:_______________________________	Date:_______________________________

Witnessed By:_________________________	Witnessed By:_________________________
Name:_______________________________	Name:_______________________________
Date:_______________________________	Date:_______________________________

Y-Excess-2004- PLAZ-PICA-8